EXHIBIT 2.1









                               EXCHANGE AGREEMENT


                                     Between

               Lion Gri International, Inc., a Nevada Corporation
                                  ("Lion Gri")

                                       and

              Promotora Valle Hermoso, Inc., a Florida Corporation
                                 ("Promotora"")




                            Dated: February 28, 2006
















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                               EXCHANGE AGREEMENT


         THIS EXCHANGE AGREEMENT (hereinafter referred to as this "Agreement") is entered into as of this ____ day of _________ 2006, by and between LION GRI CORPORATAON, a Florida corporation (hereinafter referred to as "LION GRI") and Promotora Valle Hermosa, Inc. a Florida corporation (hereinafter referred to as "PROMOTORA"), (collectively the two companies are hereinafter referred to as the "Parties") upon the following premises:

                                    Premises
                                    --------

         WHEREAS, LION GRI, is a publicly held corporation organized under the laws of the State of Nevada;

         WHEREAS, PROMOTORA is a privately-held corporation organized under the laws of Florida;

         WHEREAS, management of the constituent corporations have determined that it is in the best interest of the parties that LION GRI acquire 100% of the issued and outstanding securities of PROMOTORA in exchange for the issuance of certain shares of LION GRI (the "Exchange") and PROMOTORA agreed to use its best efforts to cause its shareholders (the "PROMOTORA Shareholders") to exchange their securities of PROMOTORA on the terms described herein; and

         WHEREAS, the Parties desire to set forth the terms of the Exchange, which is intended to constitute a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

         NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived here from, it is hereby agreed as follows:

                                    Agreement
                                    ---------

                                    ARTICLE I

             REPRESENTATIONS, COVENANTS, AND WARRANTIES OF PROMOTORA

         As an inducement to, and to obtain the reliance of LION GRI except as set forth on the PROMOTORA Schedules (as hereinafter defined), PROMOTORA represents and warrants as follows:

         Section 1.01 Organization. PROMOTORA is a corporation duly organized, validly existing, and in good standing under the laws of Florida and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the states or countries in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification, except where failure to be so qualified would not have a material adverse effect on its business. Included in the PROMOTORA Schedules are complete and correct copies of the articles of incorporation, and the bylaws of PROMOTORA as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of PROMOTORA's articles of incorporation or bylaws. PROMOTORA has taken all actions required by law, its articles of incorporation, or otherwise to authorize the execution and delivery of this Agreement. PROMOTORA has full power, authority, and legal right and has taken all action required by law, its articles of incorporation, and otherwise to consummate the transactions herein contemplated.

         Section 1.02 Capitalization. The authorized capitalization of PROMOTORA consists of 1,000,000 shares of common stock, 1,000,000 shares are currently issued and outstanding. All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.



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         Section 1.05  Consideration. PROMOTORA has agreed to execute a
         Promissory Note in favor of LION GRI in the amount of $300,000 payable in six consecutive monthly installments with prevailing interest, with first payment due within 30 days after the 10-K filing. In the event of default in any payment, and on 5 days notice from LION GRI or its assigns, the defaulted payment may, on demand, be converted to stock in PRMOTORA at a ratio of 1.66:1.

         Section 1.06 Absence of Certain Changes or Events. Except as set forth in this Agreement or the PROMOTORA Schedules, since December 31, 2005 there has been no material change in the business and assets of PROMOTORA and to the best knowledge of PROMOTORA, PROMOTORA has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect the business, operations, properties, assets, or condition of PROMOTORA.

         Section 1.07 Litigation and Proceedings. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of PROMOTORA after reasonable investigation, threatened by or against PROMOTORA or affecting PROMOTORA or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. PROMOTORA does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances that, after reasonable investigation, would result in the discovery of such a default.

         Section 1.08      Contracts.

                  (a) Except as included or described in the PROMOTORA Schedules, there are no "material" contracts, agreements, franchises, license agreements, debt instruments or other commitments to which PROMOTORA is a party or by which it or any of its assets, products, technology, or properties are bound other than those incurred in the ordinary course of business (as used in this Agreement, a "material" contract, agreement, franchise, license agreement, debt instrument or commitment is one which (i) will remain in effect for more than six (6) months after the date of this Agreement or (ii) involves aggregate obligations of at least twenty-five thousand dollars ($25,000));

                  (b) All contracts, agreements, franchises, license agreements, and other commitments to which PROMOTORA is a party or by which its properties are bound and which are material to the operations of PROMOTORA taken as a whole are valid and enforceable by PROMOTORA in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

                  (c) Except as set forth in the PROMOTORA Schedules, PROMOTORA is not a party to or bound by, and the properties of PROMOTORA are not subject to any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, the business operations, properties, assets, or condition of PROMOTORA; and

                  (d) Except as included or described in the PROMOTORA Schedules or reflected in the most recent PROMOTORA balance sheet, PROMOTORA is not a party to any oral or written (i) contract for the employment of any officer or employee which is not terminable on 30 days, or less notice; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money,
         (iv) guaranty of any obligation, other than one on which PROMOTORA is a primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations which, in the aggregate do not exceed more than one year or providing for payments in excess of $25,000 in the aggregate; (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of PROMOTORA.

         Section 1.09 Material Contract Defaults. PROMOTORA is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets or condition of PROMOTORA and there is no event of default in any material respect under any such contract, agreement, lease, or other commitment in respect of which PROMOTORA has not taken adequate steps to prevent such a default from occurring.

         Section 1.10 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute an event of default under, or terminate, accelerate or modify the terms of any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which PROMOTORA is a party or to which any of its properties or operations are subject.

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         Section 1.11 Governmental Authorizations. Except as set forth in the
PROMOTORA Schedules, PROMOTORA has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date hereof. Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by PROMOTORA of this Agreement and the consummation by PROMOTORA of the transactions contemplated hereby.

         Section 1.12 Compliance With Laws and Regulations. Except as set forth in the PROMOTORA Schedules, to the best of its knowledge PROMOTORA has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of PROMOTORA, or except to the extent that noncompliance would not result in the occurrence of any material liability for PROMOTORA.

         Section 1.13 Approval of Agreement. The board of directors of PROMOTORA has authorized the execution and delivery of this Agreement by PROMOTORA and has approved this Agreement and the transactions contemplated hereby, and will recommend to the PROMOTORA Shareholders that the Exchange be accepted by them.

         Section 1.14 Material Transactions or Affiliations. Set forth in the PROMOTORA Schedules is a description of every contract, agreement, or arrangement between PROMOTORA and any predecessor and any person who was at the time of such contract, agreement, or arrangement an officer, director, or person owning of record, or known by PROMOTORA to own beneficially, 5% or more of the issued and outstanding common stock of PROMOTORA and which is to be performed in whole or in part after the date hereof or which was entered into not more than three years prior to the date hereof. Except as disclosed in the PROMOTORA Schedules or otherwise disclosed herein, no officer, director, or 5% shareholder of PROMOTORA has, or has had since inception of PROMOTORA, any known interest, direct or indirect, in any transaction with PROMOTORA which was material to the business of PROMOTORA. There are no commitments by PROMOTORA, whether written or oral, to lend any funds, or to borrow any money from, or enter into any other transaction with, any such affiliated person.

         Section 1.15 PROMOTORA Schedules. PROMOTORA has delivered to LION GRI the following schedules, which are collectively referred to as the "PROMOTORA Schedules" and which consist of separate schedules dated as of the date of execution of this Agreement, all certified by the chief executive officer of PROMOTORA as complete, true, and correct as of the date of this Agreement in all material respects:

                  (a) a schedule containing complete and correct copies of the articles of incorporation, and bylaws of PROMOTORA in effect as of the date of this Agreement;

                  (b) Share Exchange agreement between Promotora Valle Hermoso and Conjunto Habitacional Maria Paz.

                  (c)  Consent of the Board as to signatory Power.

                  (d) Schedule containing unaudited Financial Statements of Conjunto Habitacional Maria Paz, the wholly owned subsidiary of Promotora Valle Hermosa.

         PROMOTORA shall cause the PROMOTORA Schedules and the instruments and data delivered to LION GRI, hereunder to be promptly updated after the date hereof up to and including the Closing .

         Section 1.16 Payroll Taxes and Corporate Taxes. All of the payroll taxes and corporate taxes owed by PROMOTORA up to the date of Closing shall remain the responsibility of PROMOTORA.

         Section 1.17 Valid Obligation. This Agreement and all agreements and other documents executed by PROMOTORA in connection herewith constitute the valid and binding obligation of PROMOTORA, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

                                   ARTICLE II

             REPRESENTATIONS, COVENANTS, AND WARRANTIES OF LION GRI

         As an inducement to, and to obtain the reliance of PROMOTORA and the PROMOTORA Shareholders, except as set forth in the LION GRI Schedules (as hereinafter defined), LION GRI represents and warrants as follows:

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         Section 2.01  Organization. LION GRI is a corporation duly organized, validly existing, and in good standing under the laws of Colorado and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets, to carry on its business in all material respects as it is now being conducted, and except where failure to be so qualified would not have a material adverse effect on its business, there is no jurisdiction in which it is not qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in the LION GRI Schedules are complete and correct copies of the Memorandum and Articles of Association of Holdings as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of PROMOTORA Memorandum and Articles of Association. LION GRI has taken all action required by law, its Articles of Incorporation, or otherwise to authorize the execution and delivery of this Agreement, and LION GRI has full power, authority, and legal right and has taken all action required by law, its Articles of Incorporation, or otherwise to consummate the transactions herein contemplated.




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         Section 2.02 Capitalization. LION GRI's authorized capitalization consists of 100,000,000 shares of common stock, $.001par value of which 46,650,000 is currently outstanding and 2,332,500 shares will be issued and outstanding after the reverse split contemplated herein. All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

         Section 2.03 Subsidiaries and Predecessor Corporations. LION GRI does not have any predecessor corporation(s) or subsidiaries, and does not own, beneficially or of record, any shares of any other corporation, except as disclosed in Schedule 2.03.

         Section 2.04 Securities Filings; Financial Statements.


                  (a) Included in the LION GRI Schedules is (i) an audited balance sheet of LION GRI as of December 31, 2004.

                  (b) LION GRI has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable.

                  (c) LION GRI has timely filed all state, federal or local income and/or franchise tax returns required to be filed by it from inception to the date hereof. Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts that, in the aggregate, are immaterial.

                  (d) The books and records, financial and otherwise, of LION GRI are in all material aspects complete and correct and have been maintained in accordance with good business and accounting practices.

                  (e) All of LION GRI's assets are reflected on its financial statements, and, except as set forth in the LION GRI Schedules or the financial statements of LION GRI or the notes thereto, LION GRI has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

         Section 2.05 Filings: Books and Records. The books and records, financial and otherwise, of LION GRI are in all material aspects complete and correct and have been maintained in accordance with good business and accounting practices.

         Section 2.06 Intentionally Omitted.

         Section 2.07 Options or Warrants. There are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of LION GRI, except as described in Schedule 2.06 (the "Existing Rights").

         Section 2.08 Absence of Certain Changes or Events. Except as disclosed in the LION GRI Schedules, or otherwise disclosed in writing to PROMOTORA, since the date of the most recent LION GRI balance sheet:;

                  (a) there has not been (i) any material adverse change in the business, operations, properties, assets or condition of LION GRI or
         (ii) any damage, destruction or loss to LION GRI (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets or condition of LION GRI;

                  (b) LION GRI has not (i) amended its certificate of incorporation or bylaws; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of LION GRI; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any transactions or agreements other than in the ordinary course of business; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former

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         officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees whose monthly compensation exceed $1,000; or
         (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees;

                  (c) LION GRI has not (i) granted or agreed to grant any options, warrants, or other rights for its stock, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid or agreed to pay any material obligations or liabilities (absolute or contingent) other than current liabilities reflected in or shown on the most recent LION GRI balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transaction contemplated hereby;
         (iv) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $1000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value less than $1000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of LION GRI; or (vi) issued, delivered or agreed to issue or deliver, any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement; and

                  (d) to the best knowledge of LION GRI, it has not become subject to any law or regulation which materially and adversely affects, or in the future, may adversely affect, the business, operations, properties, assets or condition of LION GRI.

         Section 2.09 Litigation and Proceedings. There are no actions, suits, proceedings or investigations pending or, to the knowledge LION GRI after reasonable investigation, threatened by or against LION GRI or affecting LION GRI or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind except as disclosed in LION GRI Schedules. LION GRI Limited has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance that after reasonable investigation would result in the discovery of such default.

         Section 2.10 Contracts.

                  (a) LION GRI is not a party to, and its assets, are not bound by, any material contract, franchise, license agreement, agreement, debt instrument or other commitments whether such agreement is in writing or oral, except as disclosed in LION GRI Schedules .

                  (b) LION GRI is not a party to or bound by, and the properties of LION GRI are not subject to any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, the business operations, properties, assets, or condition of PROMOTORA.

                  (c) All contracts, agreements, franchises, license agreements, and other commitments to which LION GRI is a party or by which its properties are bound and which are material to the operations of LION GRI taken as a whole are valid and enforceable by LION GRI in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

                  (d) Except as included or described in the LION GRI Schedules or reflected in the most recent LION GRI balance sheet, LION GRI is not a party to any oral or written (i) contract for the employment of any officer or employee which is not terminable on 30 days, or less notice;
         (ii) profit sharing, bonus, deferred compensation, stock option,

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         severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation, other than one on which LION GRI is a primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations which, in the aggregate do not exceed more than one year or providing for payments in excess of $25,000 in the aggregate; (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of LION GRI.

         Section 2.11 Material Contract Defaults. LION GRI is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets or condition of LION GRI and there is no event of default in any material respect under any such contract, agreement, lease, or other commitment in respect of which LION GRI has not taken adequate steps to prevent such a default from occurring.

         Section 2.12 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which PROMOTORA is a party or to which any of its assets or operations are subject.

         Section 2.13 Governmental Authorizations. LION GRI has all licenses, franchises, permits, and other governmental authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent or order of, of registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by LION GRI of this Agreement and the consummation by TELELON of the transactions contemplated hereby.

         Section 2.14 Compliance With Laws and Regulations. To the best of its knowledge, LION GRI has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of PROMOTORA or except to the extent that noncompliance would not result in the occurrence of any material liability. This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

         Section 2.15 Material Transactions or Affiliations. Except as disclosed herein and in the LION GRI Schedules, there exists no contract, agreement or arrangement between LION GRI and any predecessor and any person who was at the time of such contract, agreement or arrangement an officer, director, or person owning of record or known by LION GRI to own beneficially, 5% or more of the issued and outstanding common stock of LION GRI and which is to be performed in whole or in part after the date hereof or was entered into not more than three years prior to the date hereof. Neither any officer, director, nor 5% shareholder of LION GRI has, or has had since inception of LION GRI, any known interest, direct or indirect, in any such transaction with LION GRI which was material to the business of LION GRI. LION GRI has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated person.

         Section 2.16 Approval of Agreement. The board of directors and the shareholders of LION GRI have authorized the execution and delivery of this Agreement and has approved this Agreement and the transactions contemplated hereby.

         Section 2.17 Sale of Business Enterprises. LION GRI has agreed to liquidate LION GRI and sell a material portion of LION GRI'S business or assets following the consummation of the transactions contemplated hereby.

         Section 2.18 LION GRI Schedules. LION GRI has delivered to PROMOTORA the following schedules, which are collectively referred to as the "LION GRI Schedules" and which consist of separate schedules, which are dated the date of

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this Agreement, all certified by the chief executive officer of LION GRI to be complete, true, and accurate in all material respects as of the date of this
Agreement:

                  (a) a schedule containing complete and accurate copies of the certificate of incorporation and bylaws of LION GRI as in effect as of the date of this Agreement;

                  (b) a schedule containing the financial statements of LION GRI identified in paragraph 2.04(a);

                  (c) Resolution of the Board of Directors to issue 4,000,000 shares post- split to the owners of Promotora Valle Hermoso;

                  (d) Resolution of the Board of Directors by which all directors of Lion Gri resign, and all the members of the Board of Directors of Promotora are appointed to the board of Lion Gri.

                  (e) Intentionally Omitted

                  (f) Intentionally Omitted

                  (g) Intentionally Omitted

                  (h) Intentionally Omitted

                  (i) a schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the LION GRI Schedules by Sections 2.01 through 2.19.

LION GRI shall cause the LION GRI Schedules and the instruments and data delivered to PROMOTORA hereunder to be promptly updated after the date hereof up to and including the Closing Date.

         Section 2.19 Intentionally Omitted

         Section 2.20 Valid Obligation. This Agreement and all agreements and other documents executed by LION GRI in connection herewith constitute the valid and binding obligation of LION GRI, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

                                   ARTICLE III

                                PLAN OF EXCHANGE

Section 3.01 The Exchange. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined in Section 3.03), each PROMOTORA Shareholder the "Exchanging Shareholders"), shall assign, transfer and deliver, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, the number of shares of common stock of PROMOTORA set forth on Schedule 1.19(c) attached hereto, in the aggregate constituting 100% of the issued and outstanding shares of common stock of PROMOTORA; the objective of such Exchange being the acquisition by LION GRI of 100% of the issued and outstanding common stock of PROMOTORA. In exchange for the transfer of such securities by the PROMOTORA Shareholders, LION GRI cause the delivery to counsel of LION GRI 34,474,511 pre-split shares equivalent to 1,723,725 shares post-split that are over two years old ( the "Initial Shares"), to be held and subject to a trust agreement, and issue and deliver to Promotora an additional 4,000,000 post-split shares. All shares are to be accompanied by a stock power and legal opinion by the

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present Lion Gri International corporate attorney. At the Closing, each
PROMOTORA Shareholder shall, on surrender of his certificate or certificates representing such PROMOTORA shares to LION GRI or its registrar or transfer agent, be entitled to receive a certificate or certificates evidencing his proportionate interest in the Initial Shares. Upon consummation of the transaction contemplated herein all of the shares of capital stock of PROMOTORA shall be held by LION GRI. Subsequent to Closing, PROMOTORA and LION GRI have agreed to liquidate LION GRI and sell a material portion of LION GRI'S business and/or assets to LION GRI's present management or an entity designated by them, subject to all liabilities other than those PROMOTORA has expressly agreed to assume herein.

         Section 3.02 Upon execution of this agreement and for consideration thereof, PROMOTORA agrees to pay any amounts due for audit as previously disclosed.

         Section 3.03 Reverse Stock Split. LION GRI shall effect, as a condition prior to the execution of this Agreement. a 1 for 20 reverse split of its outstanding common stock, while maintaining the authorized shares and present par value and making appropriate adjustments in the capital accounts. The Share Exchange contemplated by this Agreement shall take place on condition of the effectiveness of such reverse stock split by LION GRI.

         Section 3.04 Closing. The closing ("Closing") of the transactions contemplated by this Agreement shall take place on April 15, 2006 or on other such time as parties agree.

         Section 3.05 The financial statements of LION GRI shall reflect all current and total liabilities, including all trade payables and all LION GRI assets at Closing; further that PROMOTORA shall assume the payments of all aged payables of LION GRI, as shown on Schedule 3.05 hereof, on terms and conditions satisfactory to the creditors listed thereon. Prior to Closing, LION GRI shall use its best efforts to reduce and negotiate agreed reductions of the payables to be assumed by PROMOTORA at Closing, such that the total aggregate amount of payables to be assumed by PROMOTORA shall not exceed $150,000 at Closing.


         Section 3.08 Upon signing LION GRI'S board of directors shall appoint Fanny P. Narvaez (as the secretary), Fernanda M. Rosalez (as the President and
CEO), and Maria G. Rosales (as the CFO) to fill open board of director seats of LION GRI. LION GRI'S officers and directors, will effectively resign as such on the Closing Date, effective at the conclusion of the Closing;

         Section 3.09 Closing Events. At the Closing, PROMOTORA and each of the Exchanging Shareholders shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered) any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby. This Agreement shall become effective as of Closing on April 15, 2006.

         Section 3.10 Termination.

                  (a) This Agreement may be terminated by the board of directors of either LION GRI or PROMOTORA at any time prior to the Closing if:

                      (i) there shall be any actual or threatened action or
                  proceeding before any court or any governmental body which shall seek to restrain, prohibit, or invalidate the transactions contemplated by this Agreement and which, in the judgment of such board of directors, made in good faith and based upon the advice of its legal counsel, makes it inadvisable to proceed with the Exchange; or

                      (ii) any of the transactions contemplated hereby are
                  disapproved by any regulatory authority whose approval is required to consummate such transactions (which does not include the Securities and Exchange Commission) or in the judgment of such board of directors, made in good faith and based on the advice of counsel, there is substantial likelihood that any such approval will not be obtained or will be obtained only on a condition or conditions which would be unduly burdensome, making it inadvisable to proceed with the Exchange.

         In the event of termination pursuant to this paragraph (a) of Section 3.04, no obligation, right or liability shall arise hereunder, and each party shall bear its own costs and expenses incurred by it in connection with the negotiation, drafting, and execution of this Agreement and the transactions herein contemplated.

                                   ARTICLE IV

                                SPECIAL COVENANTS

         Section 4.01 Access to Properties and Records. Each of the Parties will each afford to the officers and authorized representatives of the other Parties full access to their properties, books and records, in order that each may have a full opportunity to make such reasonable investigation as they shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information reasonably requested.

         Section 4.02 Delivery of Books and Records. At the Closing, LION GRI shall deliver to PROMOTORA, the copies of the corporate minute books, books of account, contracts, records, and all other books or documents of LION GRI now in the possession of LION GRI or its officer and director,__________________.

         Section 4.03 Third Party Consents and Certificates. All Parties agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

         Section 4.04 Consent of PROMOTORA Shareholders. PROMOTORA shall use its best efforts to obtain the consent of all PROMOTORA shareholders to participate in the Exchange.

         Section 4.05 Name Change After the Closing Date, LION GRI's board of directors shall have approve an amendment to the certificate of incorporation to change the name of LION GRI to "Promotora Valle Hermoso".

         Section 4.06 LION GRI Shareholder Meeting. LION GRI shall call a special shareholders meeting to be held on or prior to the Closing Date at which meeting the shareholders of LION GRI shall be requested to approve, and LION GRI's board of directors shall recommend approval of, the terms of this Agreement, including the name change described in Section 4.05 and such other matters as shall require shareholder approval hereunder

         Section 4.08 Post-Exchange Sales Under Rule 144 or 145, If Applicable.

                  (a) LION GRI will use its best efforts to at all times comply with the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including timely filing of all periodic reports required under the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

                  (b) Upon being informed in writing by any such person holding restricted stock of LION GRI subsequent to the Exchange that such person intends to sell any shares under Rule 144, Rule 145 or Regulation S promulgated under the Securities Act (including any rule adopted in substitution or replacement thereof), LION GRI will certify in writing to such person that it has filed all of the reports required to be filed by it under the Exchange Act to enable such person to sell such person's restricted stock under Rule 144, 145 or Regulation S, as may be applicable in the circumstances, or will inform such person in writing that it has not filed any such report or reports.

                  (c) If any certificate representing any such restricted stock is presented to LION GRI'S transfer agent for registration of transfer in connection with any sale theretofore made under Rule 144, 145 or Regulation S, provided such certificate is duly endorsed for transfer by the appropriate person(s) or accompanied by a separate stock power duly executed by the appropriate person(s) in each case with reasonable assurances that such endorsements are genuine and effective, and is accompanied by an opinion of counsel satisfactory to LION GRI and its counsel that the stock transfer has complied with the requirements of Rule 144, 145 or Regulation S, as the case may be, LION GRI will promptly instruct its transfer agent to register transfer such shares and to issue one or more new certificates representing such shares to the transferee and, if appropriate under the provisions of Rule 144, 145 or Regulation S, as the case may be, free of any stop transfer order or restrictive legend. The provisions of this Section 4.08 shall survive the Closing and the consummation of the transactions contemplated by this Agreement.

         Section 4.09      Indemnification.

                  (a) PROMOTORA hereby agrees to indemnify LION GRI and each of the officers, agents and directors of LION GRI as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under
         Article I of this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

                  (b) LION GRI and its officers and directors hereby agrees to indemnify PROMOTORA and each of the officers, agents, and directors of PROMOTORA as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article II of this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

                                    ARTICLE V

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF LION GRI

         The obligations of LION GRI under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:

         Section 5.01 Accuracy of Representations and Performance of Covenants. The representations and warranties made by LION GRI in this Agreement were true when made and shall be true at the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing (except for changes therein permitted by this Agreement). LION GRI shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by LION GRI prior to or at the Closing.

         Section 5.02 Officer's Certificate. PROMOTORA has been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of LION GRI to the effect that no litigation, proceeding, investigation, or inquiry is pending, or to the best knowledge of LION GRI threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, to the extent not disclosed in the LION GRI Schedules, by or against LION GRI, which might result in any material adverse change in any of the assets, properties, business, or operations of LION GRI.

         Section 5.03 No Material Adverse Change. Prior to the Closing , there shall not have occurred any change in the financial condition, business, or operations of LION GRI nor shall any event have occurred which, with the lapse of time or the giving of notice, is determined to be unacceptable using the criteria set forth in Section 2.08.

         Section 5.04 Approval by Shareholders. The Exchange shall have been approved, and shares delivered in accordance with Section 3.01, by the holders of not less than one hundred percent (100%) of the outstanding common stock of PROMOTORA.

         Section 5.05 No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

         Section 5.06 Consents. All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of PROMOTORA after the Closing on the basis as presently operated shall have been obtained.

         Section 5.07      Other Items.

                  (a) LION GRI shall have received a list of PROMOTORA's shareholders containing the name, address, and number of shares held by each PROMOTORA shareholder as of the date of Closing, certified by an executive officer of PROMOTORA as being true, complete and accurate; and

                  (b) LION GRI shall have received such further opinions, documents, certificates or instruments relating to the transactions contemplated hereby as Parent may reasonably request.

                                   ARTICLE VI

                CONDITIONS PRECEDENT TO OBLIGATIONS OF PROMOTORA

         The obligations of PROMOTORA and the PROMOTORA Shareholders under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:

         Section 6.01 Accuracy of Representations and Performance of Covenants. The representations and warranties made by PROMOTORA in this Agreement were true when made and shall be true as of the Closing (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing. Additionally, PROMOTORA shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied shall have approved the Exchange and the related transactions described herein.. LION GRI shall have been furnished with certificates, signed by duly authorized executive officers of PROMOTORA and dated the Closing , to the foregoing effect.

         Section 6.02 Officer's Certificate. LION GRI shall have been furnished with certificates dated the Closing Date and signed by duly authorized executive officers of PROMOTORA, to the effect that no litigation, proceeding, investigation or inquiry is pending, or to the best knowledge of PROMOTORA threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the PROMOTORA Schedules, by or against PROMOTORA, which might result in any material adverse change in any of the assets, properties or operations of PROMOTORA.

         Section 6.03 No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

         Section 6.04 Consents. All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of each party after the Closing on the basis as presently operated shall have been obtained.

         Section 6.05 Other Items PROMOTORA shall have received further opinions, documents, certificates, or instruments relating to the transactions contemplated hereby as LION GRI may reasonably request.

                                   ARTICLE VII
                                  MISCELLANEOUS

         Section 7.01 Brokers. The Parties agree that there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution or consummation of this Agreement. The Parties each agree to indemnify the other against any claim by any third person other than those described above for any commission, brokerage, or finder's fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

         Section 7.02 Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of state law, with the laws of the State of Florida without giving effect to principles of conflicts of law thereunder. Each of the parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the federal courts of the United States,.

         Section 7.03 Notices. Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

         If to LION GRI :                   Lion Gri Corporation



         With copies to:                    Steven Siskind, Esq.




         If to PROMOTORA:



         With copies to:                    Goldberg Law Group P.A.
                                            122 First Street North , Suite 2
                                            St. Petersburg Florida  33701

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by telecopy and receipt is confirmed by telephone and (iv) three (3) days after mailing, if sent by registered or certified mail.

         Section 7.04 Attorney's Fees. In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney's fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

         Section 7.05 Confidentiality. Each party hereto agrees with the other that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

         Section 7.06 Public Announcements and Filings. Unless required by applicable law or regulatory authority, none of the parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the parties. Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to each party at least one (1) business day prior to the release thereof.

         Section 7.07 Schedules; Knowledge. Each party is presumed to have full knowledge of all information set forth in the other party's schedules delivered pursuant to this Agreement.

         Section 7.08 Third Party Beneficiaries. This contract is strictly between LION GRI and PROMOTORA, and, except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

         Section 7.09 Expenses. Whether or not the Exchange is consummated, each Party hereto will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other transactions contemplated hereby.

         Section 7.10 Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

         Section 7.11 Survival; Termination. The representations, warranties, and covenants of the respective parties shall survive the Closing and the consummation of the transactions herein contemplated for a period of two years.

         Section 7.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

         Section 7.13 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing , this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

         Section 7.14 Best Efforts. Subject to the terms and conditions herein provided, each party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable. Each party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

                  IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

ATTEST:                 Promotora Valle Hermoso, Inc.

                        BY: _______________________________

ATTEST:                 Lion Gri International, Inc., a Nevada Corporation

                        BY: _____________________________